Cagle Family Withdraws Offer to Purchase Cagle's Inc.

Atlanta, Georgia (March 11, 2008) - Cagle's Inc. announced today that the group consisting of James Douglas Cagle, the company’s President and Chief Executive Officer, his two sons, and a limited liability company controlled by members of the Cagle family has given notice that it is withdrawing its offer to acquire approximately 36% of the company’s stock. The principal reason cited for the withdrawal of the offer was the deterioration of credit markets.

The offer contemplated a merger between the company and an entity created by the Cagle family group. Pursuant to the offer, the Cagle family group would have paid the company’s shareholders $9.00 per share in cash.

Cagle’s, Inc. is engaged in the production and processing of fresh and frozen poultry products.  The common stock of the company is traded on the American Stock Exchange under the symbol CGLA.

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of or are otherwise related to the future of Cagle's, Inc. and its management are forward looking statements and are, by their nature, uncertain and dependent upon numerous contingencies. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: general economic conditions; additional factors affecting the production performance and/or marketability of the company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken and outbreaks of avian influenza and other diseases; management of our cash resources; and the impact of uncertainties of litigations as well as other risk factors.